Exhibit 99.1

New Publication Demonstrates Rapid Esophageal Regeneration using the Biostage Esophageal Implant

Biostage expects to initiate patient recruitment in its first clinical trial in early 2023.

HOLLISTON, Mass., December 23, 2022 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a cell-therapy biotechnology company with successful first-in-human experience repairing the esophagus after the cancer in the patient's esophagus had been surgically removed* and FDA approval to commence a clinical trial of the Biostage Esophageal Implant for severe esophageal disease including cancer, today announced the publication of a paper in the peer-reviewed Journal of Immunology and Regenerative Medicine that describes the early tissue growth and regeneration processes following the implantation of the Biostage Esophageal Implant (BEI) in nine pigs with full circumferential esophageal segmental replacement. The BEI stimulated new blood vessel growth and all animals regenerated a continuous biological conduit by 28 days. In some animals the continuous biological conduit was seen as early as 14 days. The paper can be accessed through the following  link: https://doi.org/10.1016/j.regen.2022.100068.  The regeneration time period as noted in the paper compares favorably with the primary endpoint of Biostage’s FDA-approved clinical trial which is to show a continuous biological conduit by 90 days. Biostage expects to initiate patient recruitment in its first clinical trial in early 2023.

The Biostage Esophageal Implant (previously known as Cellspan Esophageal Implant) stimulates the regeneration of new tissue to repair the esophagus following a full circumferential segmental resection. The paper in the Journal of Immunology and Regenerative Medicine describes a study that investigated the early growth and tissue composition of the newly developed tissue as well as the fate of the adipose derived mesenchymal stromal cells (Ad-MSC) that are seeded onto the scaffold prior to implantation. The BEI bridged the esophageal ends and restored the conduit by stimulating a regeneration process that includes rapid neovascularization followed by mucosal regeneration that was quantified from day 14 to day 28 post-implantation.

David Green, Interim Chief Executive Officer of Biostage, commented: "We are pleased to announce the publication of this study which describes the early phases of the rapid tissue regeneration stimulated by the Biostage Esophageal Implant and demonstrates that by as early as day 14 post-implantation a complete biologic esophageal conduit is restored.

Dr William Fodor, Chief Scientific Officer of Biostage, added: "This study demonstrates that rapid tissue deposition and the stimulation of angiogenesis (new blood vessel growth) leads to a productive healing and regeneration response. We also quantified the rate of early epithelialization on the lumenal (interior) surface as well as determined the fate of the Ad-MSC component of the graft.”

* First-in-Human Segmental Esophageal Reconstruction Using a Bioengineered Mesenchymal Stromal Cell-Seeded Implant https://pubmed.ncbi.nlm.nih.gov/34590055/

About Biostage.

Biostage is a clinical-stage biotech company that uses cell therapy to regenerate organs inside the human body to treat defects due to cancer surgery, trauma, end-stage disease or birth defects in the esophagus and potentially other tubular organs.

Biostage has twelve issued U.S. patents and two orphan-drug designations which can provide seven years of market exclusivity in addition to the patents.

Biostage's current goals include raising capital, up-listing from the OTC bulletin board to Nasdaq and beginning its clinical trial for regeneration and repair of the esophagus in patients with end-stage esophageal disease.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the anticipated timing of our clinical trial commencement, the capabilities and performance of our products and product candidates, including the timing of regeneration and the strength of regenerated tissue; our capital raising plans and expectations, including up-listing to Nasdaq or the NYSE; development expectations and regulatory approval of any of the Company's products, including those utilizing its Biostage Esophageal Implant technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact
Joseph Damasio Jr

Chief Financial Officer
774-233-7330
jdamasio@biostage.com